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                                                                   Exhibit 10.27



                                                                December 5, 2001

Regal Greetings & Gift Corporation
7035 Ordan Drive
Mississauga, ON
L5T 1T1


Dear Sir:

         We confirm that subject to acceptance by you, The Bank of Nova Scotia (the "Bank") will make available to Regal Greetings & Gift Corporation (the "Borrower"), credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

         If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter, together with the balance of the "Commitment Fee", to us by the close of business on December 12, 2001, after which date this offer will lapse.

                                                     Yours very truly,


         ------------------------                    ---------------------------
         Jeff Zelikovitz                             Colin Cook
         Senior Account Manager                      Director-Commercial Banking


         The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

REGAL GREETINGS & GIFT CORPORATION
----------------------------------
Name


By:
   --------------------------------
Title:

By:
   --------------------------------
Title:

Date:
     ------------------------------

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                                                                          Page 1


                              TERMS AND CONDITIONS

CREDIT NUMBER: 01                                 AUTHORIZED AMOUNT: $10,000,000
--------------------------------------------------------------------------------


TYPE

         Operating

PURPOSE

         To assist in financing general operating requirements.

CURRENCY

         Canadian and/or U.S. dollar equivalent thereof, unless specifically stated to be in US Dollars.

AVAILMENT

         The Borrower may avail the credit by way of Agreement Re: Operating Credit Line and/or Commercial Letters of Credit at sight and/or up to 90 days sight and/or Letters of Credit Acceptances. Availments by way of Commercial Letters of Credit and/or Letters of Credit Acceptances are limited to US$1,500,000 and subject to the maximum combined availments under Credit Number 1 not exceeding CAD$10,000,000.

INTEREST RATE

         CANADIAN DOLLARS
         The Bank's Prime rate from time to time plus 3.00% per annum with interest payable monthly.

         U.S. DOLLARS
         The Bank's U.S. Dollar Base Rate in Canada , from time to time plus 3.00% per annum with interest payable monthly.

LETTER OF CREDIT FEES

         The applicable fee or fees charged by the Bank for Letters of Credit as agreed between the Borrower and the Bank from time to time.

REPAYMENT

         Advances are repayable on demand.

SPECIFIC SECURITY

         The following security, in addition to the general security outlined hereinafter, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

                  Agreement re Operating Credit Line.

                  Agreements For Commercial Letters of Credit.


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                                                                          Page 2


SPECIFIC CONDITIONS

         Until all debts and liabilities under the Credit have been discharged in full, the following conditions will apply in respect of the Credit:

                  Letters of Credit are issued subject to terms and conditions of Agreements For Commercial Letters of Credit duly executed by the Borrower.

                  At least once for a consecutive 20 calendar day period commencing November 20th and ending February 10th of the following year, no outstanding amounts are permitted under this facility with the exception of Letters of Credit and Letters of Credit Acceptances.

                  Operating loans and Letters of Credit Acceptances, are not to exceed at any time the "Borrowing Base" which is defined as the aggregate of 75% of good quality accounts receivable of the Borrower and Guarantor (excluding accounts over 90 days, accounts due by employees, offsets and inter-company accounts) plus 35 % of net inventory, less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

                  Net Inventory is defined as the sum of finished goods of the Borrower and subsidiary valued at the lower of cost or market, less unpaid inventory received from suppliers during the past 30 days.

CREDIT NUMBER: 02                                 AUTHORIZED AMOUNT: $13,000,000
--------------------------------------------------------------------------------


TYPE

         Non-Revolving

PURPOSE

         Granted to assist in financing the purchase of substantially all the equity and assets of Regal Greetings & Gifts (A Division of MDC Corporation Inc., the "Vendor"), at a price of $39,000,000.

CURRENCY

         Canadian dollars.

AVAILMENT

         The Borrower may avail the credit by way of Term Promissory Notes.

INTEREST RATE

         The Bank's Prime rate from time to time plus 3.00% per annum with interest payable monthly.

DRAWDOWN

         Loans are to be fully drawn down by January 31, 2002.
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                                                                          Page 3


REPAYMENT

         Advances are repayable by quarterly payments of principal of $500,000 per quarter, commencing March 31, 2002 through to December 31, 2003 and increasing to $750,000 principal per quarter commencing March 31, 2004 with a final payment of the balance of principal and interest then outstanding due December 31, 2006. The term and amortization of the loan is 5 years.

         CASH SWEEP
         In addition to scheduled instalments of principal, the Borrower is required to make an annual cash payment equal to 25% of Net Free Cash Flow as at December 31st, commencing with December 31, 2003 period end, to be applied as a permanent reduction to Credit 2 loans. Net Free Cash Flow is defined as the greater of (i) cash (including cash equivalents, and money market instruments, and having made all working capital adjustments) at December 31st less scheduled principal payments on senior and subordinated debt for the next twelve month period and (ii) net income after taxes for the twelve month period ending December 31st plus depreciation, amortization and deferred income tax expense less scheduled principal payments on senior and subordinated debt for the next twelve month period less cash interest paid for the previous twelve month period, cash taxes paid for the previous twelve month period and capital expenditures incurred for the previous twelve month period.

         Net Free Cash Flow is to be calculated annually based upon the Borrower's preliminary December 31 financial statements (subject to further adjustment, as the Bank deems necessary, on receipt of the final annual audited or 6 month review (as applicable) financial statements as at December 31, and the cash payment paid no later than 45 days after December 31 in each year.

         The Bank acknowledges commencing with receipt of the December 31, 2004 financial statement the Vendor will participate in the Cash Sweep on the same basis with the Bank subject to an aggregate maximum repayment to the Vendor of $2,000,000 under the vendor take back obligation "VTB".

PREPAYMENT

         Provided 10 business days prior written notice has been given to the Bank, prepayment is permitted without penalty at any time in whole or in part.

         Prepayments are to be applied against installments of principal in the inverse order of their maturities.

CREDIT NUMBER: 03                               AUTHORIZED AMOUNT: US$15,000,000
--------------------------------------------------------------------------------

         Under Credit Number 03, subject to availability and execution of mutually satisfactory documentation the Borrower may enter into Forward Exchange Contracts with the Bank for maximum terms of up to one year.

         Maximum aggregate Forward Exchange Contracts outstanding at any one time are not to exceed face amount US$15,000,000, or the equivalent thereof in other approved currencies.

FEES

         A Commitment Fee of $440,000, of which $50,000 is earned upon presentation of this commitment and the balance is earned and is payable upon acceptance of this commitment of which $220,000 is refundable if this transaction does not close for reasons beyond the Borrower's control.
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                                                                          Page 4


         If Borrower defaults in closing the transaction, the Bank's remedy against Borrower and its affiliates will be to retain the Commitment Fees.

GENERAL SECURITY

         The following security, evidenced by Security Documents in form satisfactory to the Bank and registered or recorded as required by the Bank, supported by satisfactory legal opinion, is to be provided prior to any advances or availment being made under the Credits:

                  General Security Agreement (and hypothec as to assets in Quebec) over all present and future personal property including charges over the Borrower trademarks, registered in all applicable jurisdictions, with insurance coverage, including business interruption insurance, to reasonable commercial standards, and loss payable endorsed to the Bank, with an ICC insurance clause endorsement.

                  Hypothecation of all the issued and outstanding shares of Regal Greetings & Gift Corporation and Primes de Luxe Inc. to be held by McGuggan LLC as result of this acquisition.

                  Guarantee and Postponement Agreement given by the following (with corporate seal and resolution as applicable) in the amount shown:

                           NAME                               AMOUNT
                           ----                               ------
                           Primes de Luxe Inc.                Unlimited

                           Supported by:

                                    A movable hypothec (and general security agreement as t assets outside Quebec) in the amount of $23,000,000 on all present and future movable property with appropriate insurance coverage, loss, if any, payable to the Bank.

                  Assignment (but not the obligations) of the purchase and sale agreement between the Borrower and the Vendor, acknowledged by the Vendor.

                  Consent and Agreement of the Landlord of the primary Toronto warehouse facility, on a best efforts basis.

                  Consent of the minority shareholder to the Bank's security.

                  Priority and/or Subordination agreements, including appropriate standstill provisions, with other secured creditors of the Borrower including the sub-debt lender and the Vendor, as may be required to give the Bank's security first priority over the secured property.

                  Such other security instruments as deemed appropriate by the Bank and/or its solicitors to perfect its security interest over all of the assets of the Borrower and its subsidiaries.

CONDITIONS PRECEDENT

         Prior to any availment under the Credit the following conditions must be met and documentation provided, all in form and substance satisfactory to the Bank and the Bank's solicitors:
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                                                                          Page 5


                  There has not occurred a material adverse change in the financial condition, operations, assets, business, properties or prospects of any of the Borrower and/or Guarantor or in the ability of the Borrower and/or Guarantor to perform its obligations under this agreement or the Security or in the ability of the Bank to enforce any such obligations.

                  A copy of the executed purchase and sale agreement covering the acquisition of the assets of Regal Greetings & Gifts ( A division of MDC Corporation Inc.) for total consideration of $39,000,000 which is to contain appropriate non-competition language and provision for a VTB of $6,000,000 along with confirmation by a certificate, copy of the review checklist, and copy of any report, to the Bank that the Borrower has completed their due diligence review which certificate will outline issues and/or adverse information identified, and the process taken to resolve such.

                  Evidence that (i) at least $11,765,000 in common share equity has been contributed to the Borrower; (ii) $7,000,000 in subordinated debt has been, or is being, closed; and (iii) the opening cash balance of the Borrower is at least $2,500,000.

                  Written confirmation from the Borrower's auditor as to the following:

                  (i) That the Borrower's EBITDA calculated on a rolling twelve month basis to the latest month-end preceding closing is at least $7,500,000 ;

                  (ii) That the Borrower's sales levels, post September 11, 2001, have recovered to previous historical and projected levels;

                  (iii) Confirmation the physical inventory count undertaken by the auditor as at the end of August, 2001 was consistent in all material respects with the corporate records;

                  (iv) The accuracy and reliability of the reporting under of the Borrower's Management Information Systems.

                  A copy of the Shareholders Agreement of the Borrower.

                  Financial Statements of Primes de Luxe Inc. as at their fiscal year end Dec. 31, 2000.

                  Financial statement of Regal Greetings and Gifts to the latest month-end preceding closing, if available and the prior month if not yet produced.

                  Compliance certificate confirming that all conditions are onside as at the closing of the transaction.

                  Such other information that the Bank may, in accordance with its general commercial lending practice, reasonably require with respect to the transaction.

GENERAL CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits and will be tested quarterly based on the consolidated financial statements of the Borrower and all of it's subsidiaries which are at all times to be prepared in accordance with Generally Accepted Accounting Principles "GAAP":

                  The ratio of current assets to current liabilities is to be maintained at all times at 1.75:1 or better.
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                                                                          Page 6


                  Current Assets and Current Liabilities mean, at any particular time, the aggregate amount of the accounts which would, in accordance with GAAP, be classified upon the balance sheet, as at such time, as current assets and current liabilities, respectively.

                  The ratio of Funded Senior Debt to EBITDA, calculated on a rolling twelve month basis, is not to exceed 2.00:1 increasing to 2.75:1 by June 30, 2002 and reducing to 1.75:1 by December 31, 2002 and thereafter.

                  The ratio of Total Funded Debt to EBITDA, calculated on a rolling twelve month basis, is not to exceed 3.00:1 increasing to 3.75:1 by June 30, 2002 and reducing to 2.75:1 by December 31, 2002 and thereafter.

                  Funded Senior Debt is defined as all interest bearing debt, both short term and long term, including capital leases.

                  Total Funded Debt is defined as all interest bearing debt, both short term and long term, including capital leases, owing to the Bank, other financial institutions or any other parties (other then the VTB resulting from the acquisition).

                  EBITDA is defined as net income before extraordinary and other non-recurring items plus interest, income tax, depreciation and amortization expenses during the period.

                  The Debt Service Coverage ratio of EBITDA less capital expenditures to interest expenses plus the current portion of long term debt and capital leases, (calculated on a rolling twelve month basis, using proforma numbers for the periods prior to Closing as if the credit had been advanced to the amount of the average in the month of calculation for each such month, and using the actual figures for those months in the which the credit was available being those after Closing , is to be maintained at all times at 1.45:1 or better improving to 1.60:1 by December 31, 2002 and thereafter.

                  The Borrower agrees that without the Bank's prior written consent:

                           No change in voting control is permitted.

                           No mergers, acquisitions or change in Borrower's principal lines of business are permitted.

                           Cumulative capital expenditures are not to exceed $1,300,000 per fiscal year.

                           Management fees are not to exceed $500,000 per fiscal year.

                           Guarantees or other contingent liabilities, are not to be entered into and assets are not to be further encumbered.

                           A change in the fiscal year-end (December 31) of the Borrower is permitted, provided prior notice is given to the Bank.

                  The Borrowers shall permit the Bank, or its agents, access, at any time, to all premises where the collateral covered by the Bank's security may be located and the Bank or its agents may inspect such collateral and all related documents and records.
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                                                                          Page 7


                  For ongoing Credit Risk management purposes, all operating accounts of the Borrower, Guarantor and any other subsidiaries shall be maintained with the Bank as long as the Borrower has any loan facilities with the Bank.

                  In addition to the acceleration events in schedule A, any default that is not cured prior to the expiration of any applicable grace period under any credit, loan or security agreement to which the Borrower, Guarantor and/or any other subsidiary of Borrower or Guarantor is a party will constitute a default under this Commitment Letter.

GENERAL BORROWER REPORTING CONDITIONS

         Until all debts and liabilities under the Credits have been discharged in full the Borrower will provide the Bank with the following, all certificates to be in form agreed with the Bank:

                  Audited Consolidated of the Borrower and Unaudited Financial Statements of each of its subsidiaries within 90 days of fiscal year end, with a certificate calculating the Net Free Cash Flow sweep.

                  Monthly Interim Consolidated Financial Statements of the Borrower within 45 days from period end.

                  Monthly Compliance Certificate.

                  Borrowing Base Statement monthly within 20 days of month end to include aged accounts receivable and payable figures.

                  Business Plan and Capital Expenditures budget for the next following fiscal year to be provided annually not less than 60 days prior to fiscal year end.

                  Other information which the Bank may, in accordance with its general commercial lending practice, reasonably request with respect to Borrower.


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                                                                          Page 8



                                   SCHEDULE A
                                   ----------

                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                   ------------------------------------------
                                 TO ALL CREDITS
                                 --------------

CALCULATION AND PAYMENT OF INTEREST

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

2. Interest on loans/advances made in U.S. dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month, (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a 360 day year for the actual number of days elapsed both before and after demand of payment or default and/or judgment. The rate of interest based on a 360 day year is equivalent to a rate based on a calendar year of 365 days of 365/360 times the rate of interest that applies to the U.S. dollar loans/advances.

INTEREST ON OVERDUE INTEREST

3. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

INDEMNITY PROVISION

4. If the introduction or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank's general income) or any capital requirement, has due to the Bank's compliance the effect, directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder;
         (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect of any availment hereunder or on its capital; or (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder or in respect of any availment hereunder, then upon demand from time to time the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively "Increased Costs") as such amounts are calculated in a certificate reasonably prepared by the Bank.

         In the event of the Borrower becoming liable for such Increased Costs, the Borrower shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers' Acceptance. Upon any such prepayment, the Borrower shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amounts are calculated in a certificate reasonably prepared by the Bank.


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                                                                          Page 9


ENVIRONMENT

5.       The Borrower agrees:

         (a) to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

         (b) to allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

         (c) to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

         (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

         (e) to provide the Bank with prompt written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time.

         (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

         (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time.

         If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c),
         (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

         If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

NOTICE OF DRAWDOWN/PAYMENTS

6. The Borrower shall give the Bank prior notice of a drawdown or payment of any loan/advance as follows:

         - two bank business days when the amount is $5 million dollars or more but less than $50 million dollars.




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                                                                         Page 10


INITIAL DRAWDOWN

7. The right of the Borrower to obtain the initial drawdown under the Credits is subject to the condition precedent that there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrower or any guarantor of the Borrower.

PERIODIC REVIEW

8. The obligation of the Bank to make further advances or other accommodation available under any Credit(s) of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition or the environmental condition of the Borrower or any guarantor.

EVIDENCE OF INDEBTEDNESS

9. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

ACCELERATION

10.      (a)      All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

         (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

                  (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank and such failure continues for two Business Days;

                  (ii) there is a breach by the Borrower or any guarantor of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and/or any guarantor and the Bank are parties, and such breach is not remedied to the satisfaction of the Bank within ten (10) Business Days of the occurrence of such breach;

                  (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower and/or any guarantor is a party;

                  (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;
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                                                                         Page 11


                  (v) a receiver is appointed over any property of the Borrower or any guarantor or any judgement or order or any process of any court becomes enforceable against the Borrower or any guarantor or any property of the Borrower or any guarantor or any creditor takes possession of any property of the Borrower or any guarantor;

                  (vi) any course of action is undertaken by the Borrower or any guarantor or with respect to the Borrower or any guarantor which would result in the Borrower's or guarantor's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's or any guarantor's assets;

                  (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

                  (viii) any material adverse change occurs in the financial condition of the Borrower or any guarantor, it being the intention of the parties that a "material adverse change" means an event or series of events (whether related or not) that is, in the opinion of the Bank, reasonably likely to be material adverse to the ability of Borrower or such guarantor, or both, to perform its obligations to the Bank under any of the Bank's Security Documents.

                  (ix) any material adverse change occurs in the environmental condition of:

                           (A)      the Borrower or any guarantor of the
                                    Borrower; or

                           (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

COSTS

11. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower, whether or not the financing hereunder is completed, will be payable on demand, and may be charged to the Borrower's deposit account when submitted.

12. REPRESENTATIONS AND WARRANTIES

         To induce the Bank to grant the credits outlined herein, the Borrower, by its acceptance and acknowledgement, represents and warrants to the Bank, as at the date of this Commitment Letter and as at the date of each extension of credit hereunder, as follows and acknowledges and confirms the Bank is relying upon such representations and warranties in executing this Commitment Letter and in extending credit hereunder:

                  (a) The Borrower is a corporation duly established and organized under the laws of the Province of Ontario. The Borrower is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required except where the failure to be so qualified, registered or licensed would not have a material adverse effect. The Borrower has all requisite capacity, power and authority to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by the documents to which it is a signatory.

                  (b) There are no actions, suits, enquiries, claims or proceedings (whether or not purportedly on behalf of the Borrower) pending or threatened in writing against or affecting the Borrower before any government, parliament, legislature,

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                                                                         Page 12


                           regulatory authority, agency, commission, board or court or before any private arbitrator, mediator or referee which in any case or in the aggregate could reasonably be expected to have a material adverse effect.

                  (c) All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of the documents by the Borrower. The Borrower has duly executed and delivered this agreement and the Borrower will duly execute and deliver the documents. The documents are, or will be upon their execution, legal, valid and binding obligations of the Borrower, enforceable against the Borrower by the Bank in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of credits' rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies.

                  (d) The execution, delivery and performance by the Borrower of the documents and the consummation of the transactions contemplated herein and therein do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of the charter or constating documents or bylaws of, or any material agreement relating to the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject and do not require the consent or approval of any governmental body, agency or authority or any other party.

                  (e) The Borrower has a good and marketable title to all of its property, assets and undertaking, free from any lien, charge, encumbrance or security interest, other than for liens, charges, encumbrances, or security interests held by the Bank, RoyNat Capital Inc., and MDC Corporation.

                  (f) The information provided by the Borrower to the Bank, including all financial information, is full, true and accurate in all material respects.

                  (g) The Borrower is not in default of the terms of this Commitment, in any material respect.


                  13. COVENANTS

                  Positive Covenants

                  (a) Borrower will maintain, and cause the Guarantor to maintain, its corporate existence.

                  (b) Borrower will pay, to current status, all taxes and claims which might have priority over the security interest of the Bank.

                  (c) Borrower will at all times be in compliance with the terms of all material agreements and licences, and with all applicable laws, regulations, bylaws, consents, permits and licences .

                  (d) For ongoing risk management purposes, all operating accounts of the borrower and Guarantor shall be maintained with the Bank as long as the credits remain available.
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                                                                         Page 13


                  Negative Covenants

                  (a). No liens, charges or encumbrances on the assets of the Borrower or the Guarantor unless subject to a subordination agreement satisfactory to the Bank.

                  (b) No further funded indebtedness unless subject to a subordination agreement satisfactory to the Bank.

                  (c) No asset sales out of the ordinary curse of business except on terms and conditions satisfactory to the Bank.

                  (d) No financial assistance to or investments in other entities, except for the Guarantor.

                  (e) No subsidiary formation or acquisition, unless a guarantee and general security is provided.

                  (f) Restrictions on amalgamations, consolidation, mergers, reorganizations or alteration of share capital unless approved by the Bank.

                  (g) No corporate distributions, including by dividend, bonus, fee or otherwise, except with the approval of the Bank.